EXHIBIT 2.02
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------x

In re:
                                            Chapter 11
OCEAN POWER CORPORATION,                    Case No. 02-15989 (REG)

                  Debtor.
-----------------------------x

                        DISCLOSURE STATEMENT TO ACCOMPANY
                         PLAN OF REORGANIZATION PURSUANT
                     TO SECTION 1125 OF THE BANKRUPTCY CODE
                     --------------------------------------

            THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE COURT.

            PLEASE READ THIS DISCLOSURE STATEMENT CAREFULLY. THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION WHICH IS ENCLOSED WITH THIS DISCLOSURE STATEMENT. THE DEBTOR AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS BELIEVE THAT ACCEPTANCE OF THE PLAN OF REORGANIZATION IS IN THE BEST INTEREST OF THE DEBTOR AND ITS CREDITORS.

            Ocean Power Corporation (the "Debtor"), the debtor and debtor-in-possession herein, and the Official Committee of Unsecured Creditors of the Debtor, respectfully jointly submit this disclosure statement (the "Disclosure Statement") pursuant to Section 1125 of the Bankruptcy Code to accompany their plan of reorganization dated January __, 2008 (the "Plan"), which has been filed with the United States Bankruptcy Court for the Southern District of New York. Capitalized terms contained in this Disclosure Statement, which are not otherwise defined herein, will have the meaning ascribed to such terms in the Plan.

                                       I.
                     Description of the Disclosure Statement
                     ---------------------------------------

            The purpose of this Disclosure Statement is to provide creditors and equity holders of the Debtor with adequate information to enable them to make an informed judgment concerning the Plan (attached hereto as Exhibit "A"). The Plan is the document that contains the exclusive and final statement of the rights of the Debtor, its creditors, equity holders and other interested parties, and sets forth what (if anything) each of those groups will receive and how they will receive it. It is strongly recommended that the Plan be read in its entirety. The Disclosure Statement is not a substitute for reading the Plan in full, as the Disclosure Statement simply describes the Plan, and provides information about the Debtor and the Case. If the Bankruptcy Court confirms the Plan, it will become binding on the Debtor, all creditors, equity holders and other interested parties.

            You are also urged to read the contents of the Disclosure Statement in order to determine what rights you may have to vote on or object to the Plan and before making any decision on any such course of action. Particular attention should be directed to the provisions of the Plan affecting or impairing your rights as they existed before the institution of this bankruptcy proceeding. Please note, however, that this Disclosure Statement cannot tell you everything about your rights. For instance, this Disclosure Statement cannot and does not provide a complete description of the financial status of the Debtor, all of the applicable provisions of the Bankruptcy Code, or other matters that may be deemed significant by creditors and other parties in interest. You are also encouraged to consult with your lawyers and/or advisors as you review and consider the Disclosure Statement and the Plan to enable you to obtain more specific advice on how the Plan will affect you. If there are any inconsistencies between the Plan and the Disclosure Statement, the Plan provisions will govern.

            NO REPRESENTATIONS EXCEPT THOSE CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD BE RELIED UPON BY YOU IN EVALUATING THE PLAN. ANY SUCH ADDITIONAL REPRESENTATIONS SHOULD BE REPORTED TO COUNSEL FOR THE DEBTOR OR THE COMMITTEE, WHO IN TURN WILL PROVIDE SUCH INFORMATION TO THE BANKRUPTCY COURT FOR SUCH ACTION AS THE BANKRUPTCY COURT MAY DEEM APPROPRIATE. THE INFORMATION CONTAINED HEREIN, INCLUDING, WITHOUT LIMITATION, ALL FINANCIAL INFORMATION, HAS NOT BEEN SUBJECT TO AUDIT. THE DEBTOR AND THE COMMITTEE ARE UNABLE TO WARRANT AND REPRESENT THE ACCURACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, ALTHOUGH GREAT EFFORT HAS BEEN MADE TO ENSURE ITS ACCURACY. IF THERE ARE INCONSISTENCIES BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PLAN IS CONTROLLING.

            Creditors and equity holders whose Claims or Interests are impaired have the right to vote to accept or reject the Plan. Generally speaking, a Claim or Interest is impaired if the Plan alters the legal, contractual or equitable rights of the holder of the Claim or Interest. A Class of creditors accepts the Plan when creditors holding two-thirds in amount of such class and more than one-half in number of the Claims in such class who actually cast their ballots votes to accept the Plan. A Class of Interests accepts the Plan when Interests holding two-thirds in amount of such class who actually cast their ballots vote to accept the Plan.

In this Case, the Plan contains three (3) Classes of Claims and two (2) Classes of Interests. The Plan impairs all holders of Claims and Interests, except for Class 1 and Class 2 Claims, in that it alters the legal, contractual and equitable rights of the holders of Claims and Interests. The Plan provides that holders of Class 3 Claims and Class 4 and 5 Interests are impaired in that the Plan alters the legal, contractual and equitable rights of the holders of such Claims and Interests. Class 1 and Class 2 Claims are not impaired under the Plan and are conclusively presumed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code. Class 5 is impaired and is

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conclusively  presumed to have rejected the Plan under 11 U.S.C. Section 1126(g)
of the Bankruptcy Code. Accordingly, votes on the Plan will be solicited from Class 3 Claims and Class 4 Interests only.

            IN THE OPINION OF THE DEBTOR AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, THE TREATMENT OF CREDITORS AND INTEREST HOLDERS UNDER THE PLAN CONTEMPLATES A GREATER RECOVERY THAN THAT WHICH IS LIKELY TO BE ACHIEVED UNDER ANY OTHER ALTERNATIVE FOR THE REORGANIZATION OF THE DEBTOR, OR THE LIQUIDATION OF THE DEBTOR UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. ACCORDINGLY, THE DEBTOR BELIEVES THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR'S CREDITORS AND INTEREST HOLDERS AND RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

            The following materials are included with this Disclosure Statement:

            1.    A copy of the Plan;

            2. A copy of an order approving the Disclosure Statement (the "Disclosure Statement Order"), which states: (a) the date by which objections to confirmation of the Plan must be served and filed, (b) the date of the hearing in the Bankruptcy Court to consider confirmation of the Plan, and (c) other relevant information; and

            3. A Ballot for holders of Claims in Class 3 Claims and Class 4 Interests in under the Plan.

            This Disclosure Statement was approved by the Bankruptcy Court by the Disclosure Statement Order on January __, 2008 after notice and hearing pursuant to Section 1125 of the Bankruptcy Code. The Bankruptcy Court found that the information contained herein is of the kind, and is sufficiently detailed, to enable a hypothetical, reasonable investor typical of the class being solicited to make an informed judgment concerning the Plan. HOWEVER, THE BANKRUPTCY COURT HAS NOT CONFIRMED THE PLAN, NOR IS THIS DISCLOSURE STATEMENT OR THE DISCLOSURE STATEMENT ORDER TO BE CONSTRUED AS APPROVAL OR ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

            As stated in the Disclosure Statement Order, the Bankruptcy Court has scheduled a hearing to consider Confirmation of the Plan for _____ __, 2008 at __:__ _.m. Holders of Claims and Interests and other parties in interest may attend this hearing. Objections to confirmation of the Plan, if any, must be in writing and filed with the Bankruptcy Court and served, so as to be received no later than __:__ _.m. on ______ __, 2008, upon all of the following parties:

                             Halperin Battaglia Raicht, LLP
                             Counsel to the Debtor
                             555 Madison Avenue - 9th Floor
                             New York, New York 10022
                             Attn:   Alan D. Halperin, Esq.
                                     Robert D. Raicht, Esq.

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                             Arent Fox LLP
                             Counsel to the Official Committee
                             of Unsecured Creditors of the Debtor
                             1675 Broadway
                             New York, New York  10019-5820
                             Attn:    Schuyler G. Carroll, Esq.
                                      Andrew I. Silfen, Esq.

                             Office of the United States Trustee
                             33 Whitehall Street
                             New York, New York 10004
                             Attn:    Greg Zipes, Esq.

            The following is a description of the assets, liabilities and affairs of the Debtor, a description and analysis of the Plan, and an analysis of alternatives to the Plan.

Representations / Limitations.
------------------------------

            NO PERSON IS AUTHORIZED BY THE DEBTOR IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF VOTES THEREON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ANNEXED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTOR.

            NO REPRESENTATIONS CONCERNING THE DEBTOR OR THE PLAN ARE AUTHORIZED OTHER THAN AS SET FORTH HEREIN. ANY REPRESENTATIONS OR INDUCEMENTS TO SECURE YOUR ACCEPTANCE OF THE PLAN OTHER THAN AS CONTAINED HEREIN SHOULD NOT BE RELIED UPON BY YOU.

            THE INFORMATION CONTAINED HEREIN HAS BEEN PREPARED BY THE DEBTOR IN GOOD FAITH, BASED UPON UNAUDITED INFORMATION AVAILABLE TO THE DEBTOR AS OF THE DATE HEREOF. ALTHOUGH THE DEBTOR HAS USED ITS BEST EFFORTS TO ENSURE THAT SUCH INFORMATION IS ACCURATE THE INFORMATION CONTAINED HEREIN IS UNAUDITED. THE DEBTOR BELIEVES THAT THIS DISCLOSURE STATEMENT COMPLIES WITH THE REQUIREMENTS OF THE BANKRUPTCY CODE.

            THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE OF THIS DISCLOSURE STATEMENT AND

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

THE DATE THE MATERIALS RELIED UPON IN PREPARATION OF THIS DISCLOSURE STATEMENT WERE COMPILED.

            THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON HOLDERS OF CLAIMS AGAINST OR AN INTEREST IN THE DEBTOR.

            THE DESCRIPTION OF THE PLAN CONTAINED IN THIS DISCLOSURE STATEMENT IS INTENDED AS A SUMMARY ONLY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN ITSELF. EACH CREDITOR AND INTEREST HOLDER IS ENCOURAGED TO READ, CONSIDER AND CAREFULLY ANALYZE THE TERMS AND PROVISIONS OF THE PLAN.

            THE DEBTOR AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS BELIEVE THAT THIS DISCLOSURE STATEMENT CONTAINS INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE A HYPOTHETICAL REASONABLE INVESTOR TYPICAL OF HOLDERS OF CLAIMS OF RELEVANT CLASSES TO MAKE AN INFORMED JUDGMENT CONCERNING WHETHER TO VOTE FOR OR AGAINST THE PLAN. THE BANKRUPTCY COURT HAS NOT VERIFIED THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

            FAILURE BY A CREDITOR OR INTEREST HOLDER TO TIMELY CAST A BALLOT OR FILE AN OBJECTION TO CONFIRMATION OF THE PLAN IN ACCORDANCE WITH THE TERMS OF THE PLAN AND THE BANKRUPTCY CODE, SHALL CONSTITUTE AN AGREEMENT BY SILENCE TO ACCEPT THE TERMS CONTAINED IN THE PLAN.

            THIS DISCLOSURE STATEMENT AND THE PLAN AT ARTICLE 9 ET. SEQ. PROVIDES FOR INJUNCTIVE RELIEF AS TO, AMONG OTHERS, THE DEBTOR AND ANY ENTITY INTO WHICH THE DEBTOR MERGES OR WHICH MERGES INTO THE DEBTOR. THE PERMANENT INJUNCTIONS SET FORTH IN THE PLAN WILL APPLY TO HOLDERS OF ANY CLAIM, LIEN OR DEBT, WHETHER SECURED OR UNSECURED, PRIORITY TAX (FEDERAL OR STATE), NON-PRIORITY UNSECURED CLAIM OR ANY INTEREST IN THE DEBTOR. CREDITORS AND INTEREST HOLDERS WILL BE BOUND BY THESE INJUNCTIVE PROVISIONS UNLESS OBJECTING CREDITORS TIMELY FILE OBJECTIONS IN ACCORDANCE WITH THE PROVISIONS SET FORTH HEREIN AND APPEAR AT THE CONFIRMATION HEARING, TO PROSECUTE ANY OBJECTION.

            THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE

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COMMISSION HAS SIMILARLY NOT REVIEWED THE ACCURACY OF THIS DISCLOSURE STATEMENT.

                                       II.
                                   Background
                                   ----------

The Debtor's Organization and Business
--------------------------------------

            The Debtor was originally incorporated in the State of Delaware on July 21, 1999. Thereafter, it merged with and into PTC Group, Inc, an Idaho corporation (which had prior to the merger changed its name to "Ocean Power Corporation") and a registrant with the United States Securities and Exchange Commission (the "SEC"). The merger allowed for a change of state of incorporation from Idaho to Delaware. The Debtor's $0.01 par value common stock has traded on the NASDAQ OTC Bulletin Board under the ticker symbol "PWREQ." The Debtor has operated under this name and corporate structure since that time.

            The Debtor is the successor to a development stage company to develop and manufacture modular seawater desalination and power plants. Its operations were financed primarily by raising capital through private placements of its stock and/or loans from third parties. The proceeds from the financing were used to develop the Debtor's technologies, pursue acquisitions and make strategic alliances and pay operating costs.

Events Leading to the Commencement of the Case
----------------------------------------------

            The Debtor's financial problems are the result of a confluence of events, including a general contraction of available financing from capital markets and the bankruptcy in Norway of Sigma Elektroteknisk, AS, a wholly owned subsidiary. In the year prior to the Petition Date (i.e., December 1, 2002), the Debtor endeavored to stem severe cash flow shortages through, among other things, workforce and overhead reductions, and the consolidation of its business operations. Due to persistent cash flow shortages, the Debtor was forced to terminate substantially all of its employees prior to the commencement of the Chapter 11 Case.

            Prior to the Petition Date,  the Debtor  obtained loans from Michael
D. Lockwood ("Lockwood") individually and/or through Algonquin Capital Management, LLC ("Algonquin"), an entity owned and/or controlled by Lockwood. The loans were evidenced by a series of promissory notes aggregating $3.7 million, which were secured by first priority liens on substantially all of the assets of the Debtor. Lockwood assigned all of his rights under the notes to Algonquin prior to the commencement of the Case.

            As its business prospects continued to deteriorate and the capital markets dried up for it, the Debtor found itself facing a severe liquidity crisis and it fell into default under the notes due Algonquin. The Debtor pursued various avenues to enable the business to continue in operation, including solicitation of strategic investments in the company and/or the sale of all or a portion of its assets and business. Unfortunately, none of those efforts came to fruition and the Debtor did not have the ability to cure defaults under the notes to Algonquin, much less satisfy them.

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

            By the fall of 2002, the Debtor was without sufficient capital to continue to operate and had been unable to identify sources of additional financing. The Debtor's management determined to seek limited additional funding from Algonquin to enable it to file for Chapter 11 and effect a sale of its assets under Section 363 of the Bankruptcy Code. Facing the prospect of foreclosure, the Debtor negotiated the terms of a Section 363 sale with Algonquin that would enable the Debtor to test the market and determine the realizable value of the assets. The Debtor also obtained a modest debtor-in-possession financing facility from Algonquin to enable it to continue to operate on a going concern basis pending the conclusion of the Section 363 sale process.

            Having negotiated a financing facility and the terms of an asset sale process, the Debtor filed the instant Chapter 11 Case to protect and preserve its intellectual property and maximize asset values for the benefit of its creditors and equity holders.

                                      III.
                               The Chapter 11 Case
                               -------------------

Filing the Case
---------------

            The Debtor filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on December 1, 2002 (the "Petition Date") and was continued in the management and operation of its businesses and properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner was appointed in this Case. On December 16, 2002, the United States Trustee appointed a committee of unsecured creditors (the "Committee") in this Case, which retained the law firm of Arent Fox LLC, as its counsel.

First Day Orders
----------------

            Simultaneously with the commencement of the Case, the Debtor sought approval of typical applications to facilitate the company's smooth transition into Chapter 11. The applications included requests for entry of orders (a) authorizing the Debtor to retain Halperin Battaglia Raicht, LLP, as bankruptcy counsel for the Debtor, (b) authorizing the Debtor's continued use of existing business forms and records and authorizing maintenance of certain bank accounts, and (c) extending the Debtor's time to file schedules. As part of its first day motions, the Debtor also filed motions (i) for approval of a debtor-in-possession financing facility and (ii) to sell substantially all of its assets to Algonquin (or its designee), free and clear of liens, claims and encumbrances, subject to higher and better offers.

The DIP Facility
----------------

            As of the Petition Date, the Debtor had no unencumbered assets or credit available to fund its business operation, and required additional monies to fund operations during the pendency of the Case. Without funding, the Debtor would not have been able to operate its businesses pending consideration of the sale.

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

            Simultaneously with the commencement of the Chapter 11 Case, the Debtor moved for authority to enter into a certain credit agreement and related agreements (the "DIP Loan Agreement") with Algonquin (the "DIP Lender"), under which the DIP Lender agreed to (a) authorize immediate use, in the ordinary course of its business, of any and all income and receivables and all other cash equivalents constituting Algonquin's cash collateral within the meaning of
Section 363(a) of the Bankruptcy Code ("Cash Collateral") and (b) advance to the Debtor up to an aggregate principal amount of $216,819 for the payment of expenses, all in accordance with the Budget (the "DIP Facility"). The DIP Loan Agreement provided for the accrual of interest on all advances at the rate of fifteen (15%) percent per annum. The DIP Facility granted the DIP Lender first priority, priming liens in all of the Debtor's assets, and a superpriority claim. Moreover, as security for all post-petition obligations to the DIP Lender under the DIP Loan Agreement, the DIP Lender was granted a first priority priming security interest in and lien on all assets, but subject and subordinate to a carve-out for certain professional fees and other administrative costs. Finally, the Debtor proposed to grant Algonquin, (as pre-petition lender) a replacement lien in its assets as adequate protection against the diminution of value of any collateral as a result of the Debtor use of Cash Collateral during the pendency of the Case.

            The DIP Facility would terminate at the earlier of (a) the closing of the asset sale, (ii) date of termination of the asset purchase agreement for any reason, (iii) the withdrawal by the Debtor of the sale motion, and (iv) February 28, 2003. Simultaneously with the Petition Date, the Debtor filed a motion seeking approval of the DIP Facility on an emergency, interim and final basis.

            By order dated December 5, 2002, the Bankruptcy Court authorized the Debtor to obtain debtor-in-possession financing, on an emergency and interim basis, pending a final hearing on the application. After notice and hearing, the Bankruptcy Court approved the entire $216,819 DIP Facility on a final basis, by order dated December 20, 2002. The advances under the DIP Facility were used, among other things, to fund operations and other costs pending the Asset Sale (as discussed below)

The Asset Sale
--------------

            Simultaneously with the Petition Date, the Debtor filed a motion to approve the sale of substantially all of its assets pursuant to Section 363(b) of the Bankruptcy Code (the "Asset Sale"). The Asset Sale contemplated a sale of the Debtor's business assets to Algonquin and Hibernia Capital Management LLC (collectively, the "Purchaser") for the sum of $2 million, subject to higher and better offers. As of the Petition Date, the Purchaser held a secured claim against the Debtor in an amount in excess of $3.7 million. As such, the Purchaser reserved the right to satisfy the purchase price by way of a credit bid pursuant to Section 363(k) of the Bankruptcy Code.

A hearing to consider approval of the Asset Sale was scheduled for January 15, 2003 (the "Sale Hearing"). The Purchaser was the only offeror at the Asset Sale. Prior to the Sale Hearing, the Committee filed a series of motions and objections. Among them were (a) an objection to the Asset Sale; (b) requests for discovery of the Debtor (and certain of its professionals) and Purchaser (and certain of their principals, agents and professionals), consisting of, among other things, document requests, interrogatories and deposition notices; (c) a motion to surcharge Purchaser's collateral pursuant to Section 506(c) of the Bankruptcy Code; (d) a motion to terminate the

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Debtor's  exclusive  periods to file and solicit  acceptances  to a plan;  (e) a motion to vacate the final order approving a DIP Facility; and (f) a complaint seeking, among other things, to avoid the Purchaser's liens and the related adversary proceeding (collectively, the "Committee Objections").

            Ultimately, the Committee Objections were resolved and the Debtor, the Committee and the Purchaser agreed to the terms of a settlement proposal (the "Settlement") that would provide certain additional consideration to the estate for the Asset Sale and permit the transaction to be consummated. This Court approved the sale transaction, incorporating the terms of the Settlement therein. The transaction was approved by an Order dated February 6, 2003.

Liquidation of Water Assets
---------------------------

            The Settlement provided, among other things, that a portion of the assets transferred to Purchaser upon closing of the Asset Sale would be reconveyed to the Debtor for the benefit of the estate. These reconveyed assets consisted of a 60% interest in certain water-related assets and related technologies held by the Debtor (the "Water Assets"). The remaining 40% interest in the Water Assets would be retained by Purchaser's designee, Power Play Energy, LLC ("Power Play"). In an attempt to monetize the estate's interest in the Water Assets, the Committee negotiated a sale of the Water Assets. The sale of the Water Assets was designed to provide a cash stream to the Debtor's estate.

            With the Debtor's assent and permission, the Committee and Oases Desalination Ltd. ("Oases") entered into an asset purchase agreement pursuant to which the Water Assets were sold to Oases in exchange for Oases' covenant to commercialize the assets and make certain royalty payments. Power Play also agreed to transfer its interests in the Water Assets. The Oases transaction failed to close for a significant period of time because of Oases' repeated payment defaults.

            In or about October 2005, Oases, ReEnergy Group plc ("ReEnergy"), and the estate, as represented by the Committee, entered into a consent agreement pursuant to which Oases would sell its interest in the Water Assets to ReEnergy for a cash payment to the estate of $750,000. By order dated November 16, 2005, the sale to ReEnergy was approved and the transaction closed in December 2005. Upon closing of the transaction, a portion of these proceeds was used to pay certain post-petition expenses and other administrative costs of the estate.

DIP Lender's Motion to Compel Payment of
Monies Due Pursuant to Debtor-in-Possession Loan
------------------------------------------------

            As outlined above, following the commencement of the Case, the DIP Lender made the DIP Facility available to the Debtor to fund operations pending the Asset Sale. The DIP Loan Agreement and the order approving it (the "DIP Order") had various common bankruptcy protections including, without limitation, the granting of liens and a super-priority claim.

            Some time after the ReEnergy sale closed, and the estate received the $750,000 payment, the DIP Lender filed a motion with the Bankruptcy Court for an order liquidating its

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

superpriority administrative expense claim pursuant to the DIP Order and directing immediate payment thereof. The Committee filed pleadings in opposition to this motion, and the parties argued the matter to the Bankruptcy Court. The Debtor did not take a position on this matter as the dispute hinged on the terms of the Settlement negotiated between the Committee and the DIP Lender with respect to the Water Assets during the Asset Sale. The Debtor was not involved in those negotiations between the Committee and Algonquin.

            By decision dated March 26, 2007, the Bankruptcy Court granted Algonquin's motion for summary determining that (a) the estate was required to make repayment under the DIP Loan and (b) Algonquin was required to fund the carve-out in favor of the Committee under the DIP Order. Following further negotiations between Algonquin and the Committee, by consent order dated August 6, 2007 (the "Consent Order"), the estate's obligations under the DIP Order were settled for the sum of $380,000. Following entry of the Consent Order, the Committee paid $380,000 to Algonquin in satisfaction of the estate's obligations under the DIP Loan Agreement.

Bar Date
--------

            The Debtor and the Committee requested that the Bankruptcy Court establish a date in this Case as the last date to file proofs of claim, in order to fix the universe of claims against the Estate. By order dated February 14, 2006, the Bankruptcy Court established March 31, 2006 at 5:00 p.m. (Eastern
Time) (the "Bar Date") as the last day for the assertion of (a) Claims that arose prior to the Petition Date; and (b) Claims that arose after the Petition Date through and including January 31, 2006 (except for administrative claims of the Professional Persons retained in the Case).

                                       IV.
                             Description of the Plan
                             -----------------------

            The Plan is a mechanism for the reorganization of the Debtor as an ongoing corporate entity and the distribution of cash and equity available to the Estate's creditors and interestholders. The Plan provides for the treatment of all classes of Claims and Interests, and distributions to holders of all Allowed Claims and Interests will come primarily from the remaining proceeds from the sale of the Water Assets and a $500,000 cash contribution from the Plan Sponsor. In addition, certain claimants and interestholders will receive a Distribution of New Common Stock under the Plan.

            The Plan is organized into Articles. Article I contains the definitions and rules of interpretation of terms used in the Plan. Article II provides for the treatment of Claims that need not be classified pursuant to
Section 1123(a)(1) of the Bankruptcy Code: Claims under the DIP Facility (if any), Administrative Claims, Priority Tax Claims and fees of the U.S. Trustee.
Article III designates the classes of Claims and Interests that must be classified pursuant to Section 1123(a)(1) of the Bankruptcy Code, and Article IV specifies the treatment of such Classes of Claims and Interests. Article V describes the means by which the provisions of the Plan will be implemented and the mechanism by which distributions will be made to Claimants. Article VI describes the rights, powers and duties of the Creditor Trustee, who will be responsible for making the Distributions of Available Cash and New Common Stock under the Plan. Article VII describes the procedures for resolving and treating Disputed Claims and Interests. Article VIII provides for the disposition of

Executory Contract under the Plan. Article IX provides for a discharge and an injunction against taking certain further actions against the Debtor. Article X contains miscellaneous provisions regarding the Plan. Finally, Article XI provides for the Bankruptcy Court's retention of jurisdiction over the Case for specified purposes.

Definitions
-----------

            The definitions in Article I are of two types: (a) terms of art in bankruptcy practice, and (b) shorthand labels or references to a name or concept that would otherwise take longer to express. With respect to the first type, every effort has been made to make such definitions correspond to the definitions used in the Bankruptcy Code, the Bankruptcy Rules or general bankruptcy practice. Definitions such as "Claim" and "Interests" are examples of definitions in the first category. The definition of "Debtor" is an example of definitions in the latter category.

Treatment of the Claims Under the DIP Facility,
Administrative Claims, Priority Tax Claims and Fees of the U.S. Trustee
-----------------------------------------------------------------------

            Article II provides for payment of remaining sums due under the DIP Facility, Administrative Claims, Priority Tax Claims and fees of the U.S. Trustee, which are not required to be classified under Section 1123(a)(1) of the Bankruptcy Code.

            The obligations under the DIP Facility have been fully satisfied. As noted above, by Consent Order, the estate's obligations under the DIP Order were settled for the sum of $380,000. Following entry of the Consent Order, the Committee paid $380,000 to Algonquin in satisfaction of the estate's obligations under the DIP Loan Agreement.

            Holders of Allowed Administrative Claims will be paid in full in Cash on the later of the Effective Date or pursuant to the terms of payment applicable to such Administrative Claim, or as otherwise agreed to between the Debtor and the respective Claimant, or ordered by the Bankruptcy Court. Administrative Claims are the costs and expenses incurred during the Case. Because the Debtor was at all times a development stage company, it did not have any substantial operations and the Asset Sale occurred little over 60 days after the Petition Date. The Debtor's business ceased all together in February 2003 and has had no operations since that time.(1) It is believed that no such costs exist other than fees of Professional Persons retained in the Case and non-operating costs associated with the administration of the Case. The payment of Professional Fees can only be made after the Bankruptcy Court has allowed such fees upon application of each respective Professional Person.

            The Professional Persons consist of (a) Halperin Battaglia Raicht, LLP, bankruptcy counsel to the Debtor, (b) Arent Fox LLP, as counsel to the Committee, (c) Sadis & Goldberg, as securities counsel to the Debtor, (d) HJ & Associates, LLP, as accountants to the Debtor, and (e) Pritchett, Siler & Hardy, P.C., as auditors to the Debtor. It is estimated that Professional Fees, net

----------
(1) There are no asserted Administrative Claims other than claims for Professional Fees. Although certain parties in interest filed proofs of claim in response to the Bar Date asserting Administrative status, the Debtor sought and obtained orders of the Bankruptcy Court reclassifying or expunging such asserted claims.

of pre-petition retainers, will aggregate approximately $488,687 for services rendered in the administration of the Case.

            Priority Tax Claims consist of Claims for franchise and corporate taxes owed to certain federal, state and local taxing units, there are asserted taxes claims owing to various taxing authorities in the approximate amount of $106,845. Under the Plan, Allowed Priority Tax Claims will be paid in Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Claim.

There are also fees payable to the United States  Trustee  pursuant to 28 U.S.C.
Section 1930(a)(6), (the "UST Fees"), which are also a non-classified category of Claim. The Debtor will pay all outstanding amounts due to the United States Trustee upon confirmation and through the Effective Date, and after the Effective Date, the Creditor Trustee will pay the UST Fees until the entry of a final decree in this Case.

Classification and Treatment of Claims and Interests
----------------------------------------------------

            Article III of the Plan divides all Claims against, and Interests in, the Debtor into Classes and Article IV of the Plan provides for the treatment of such Classes of Claims and Interests. The Classes consist of Claims and Interests, rather than creditors or shareholders, because one creditor or shareholder may hold more than one kind of Claim or Interest, and Section 1122 of the Bankruptcy Code requires that certain kinds of Claims and Interests be given certain treatment. The classification and the treatment of the Classes and Interests is summarized herein as follows:

            The Class 1 Claims consist of the Secured Claim, which is unimpaired under the Plan. On the Effective Date, the Secured Claim will be satisfied in full by the surrender of the pre-petition collateral, if any, securing such Claim to the holders thereof. To the extent the value of the collateral securing such Secured Claim is less than the Allowed Amount, any such deficiency will be entitled to treatment as a Class 3 Claim under the Plan. All of the collateral securing the Class 1 Claim was sold or otherwise transferred pursuant to orders of the Bankruptcy Court and, thus, there is no remaining collateral securing the Class 1 Claim.

            Prior to the Petition Date, the Debtor's operations were funded by, among other things, loans and advances made by Lockwood and/or Algonquin evidenced by a promissory note dated March 5, 2001 in the principal amount of $2,500,000, a promissory note dated September 19, 2001 in the principal amount of $500,000, a promissory note dated August 16, 2002 in the principal amount of $20,000, a promissory note dated August 23, 2002 in the principal amount of $15,000, a promissory note dated August 29, 2002 in the principal amount of $15,000, a promissory note dated September 5, 2002 in the principal amount of $10,000, a promissory note dated November 11, 2002 in the principal amount of $25,000, a promissory note dated November 18, 2002 in the principal amount of $10,000, a promissory note dated November 26, 2002 in the principal amount of $25,000 and a promissory noted dated November 26, 2002 in the principal amount of $10,000 (held by Algonquin by assignment from Hibernia Capital Management, LLC ("Hibernia")) (collectively, the "Algonquin Notes"). In addition, the Debtor obtained funding from a loan made by Hibernia evidenced by a promissory note dated March 5, 2001 in the principal amount of $500,000 (the "Hibernia Note" and together with the Algonquin Notes, collectively, the "Notes").

            As security for the obligations under the Notes, the Debtor executed a Security Agreement dated May 30, 2002 (the "Security Agreement") granting a first priority lien and security interest in substantially all of the Debtor's assets, including (a) the capital stock of any subsidiary of the Debtor, and (b) all personal property, real property, accounts receivable, inventory, equipment, machinery, fixtures, contractual rights, intellectual property (including, without limitation, trademarks, copyrights, patents and patent applications), all moneys, securities, investment property, financial assets and other property, rights to cash settlements, all books and records relating to the collateral, of the Debtor, in each instance, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible (collectively, the "Pre-Petition Collateral"). The Notes and the Security Agreement will be referred to hereinafter, collectively, as the "Pre-Petition Agreements").

            The  Debtor  asserts  that the  claim  due  under  the  Pre-Petition
Agreements (the "Pre-Petition Indebtedness") aggregated $3,737,516.08, to Algonquin and $607,470.15, to Hibernia, for a total of $4,344,986.23, as of the Petition Date, repayment of which was secured by liens on the Pre-Petition Collateral granted under the Security Agreement. At the Sale Hearing on the Asset Sale, Algonquin and Hibernia, as Purchaser, credit bid $2 million of its claims under the Pre-Petition Agreements to acquire the Debtor's assets pursuant to an asset purchase agreement. The Bankruptcy Court approved the asset purchase agreement between the Debtor and Purchaser on February 6, 2003, subject to the terms of the Settlement (previously discussed herein).

            As a result of its $2 million credit bid at the Asset Sale, the Pre-Petition Indebtedness due to Algonquin/Hibernia was reduced on a dollar-for-dollar basis. Because all of the Debtor's assets were sold in connection with the Asset Sale, there are no assets and/or Pre-Petition
Collateral securing the remaining claims under the Pre-Petition Agreements. Thus, the value of the Class 1 Claim is zero. Under the Consent Order, the Debtor and the Committee, on the one hand, and Algonquin and Hibernia, on the other, agreed that the remaining claims of Algonquin and Hibernia would be treated as allowed general unsecured nonpriority claims in the amount of $1,658,822.55 and $605,844.35, respectively. Such claims are to be treated under Class 3 (Unsecured Claims) under the Plan.

            Class 2 consists of all Priority Claims, which are unimpaired under the Plan. Priority Claims consist of wage or wage related claims described in
Section 507(a)(3) and (a)(4) of the Bankruptcy Code, which are afforded priority only to the extent of $4,650 (the statutory priority afforded such claims at the time the Case was filed) for each holder of such a Claim. Class 2 Claims will be paid 100% of the Allowed Amount of such Claims, without interest, on the later of the Effective Date or on the date such Claims becomes Allowed. To the extent any wage or wage-related claim exceeds $4,650, such excess will be treated as a Class 3 Claim. Based upon the results of the Bar Date, Scheduled and asserted Priority Claims aggregated $695,151.77 as of the Petition Date. The substantial portion of the asserted Priority Claims were overstated and/or misclassified and the Debtor objected to certain overstated and misclassified claims in the Debtor's First Omnibus Objection to Claims, dated October 4, 2007. On November 7, 2007 the Bankruptcy Court entered an order reducing, reclassifying and/or expunging certain of the Class 2 Priority Claims, which reduced the aggregate Class 2 Priority Claims to $54,177.40. The Debtor and/or Creditor Trustee, as appropriate, will reserve the right to assert objections to such claims on all available grounds. It is believed that allowed Class 2 Claims total $23,250.00

            Class 3 consists of Unsecured Claims, which are impaired under the Plan. As soon as practicable following the Effective Date, each Allowed Unsecured Claim will be satisfied, settled, discharged and released, in full, by Pro Rata Distributions of (a) Available Cash, after payment of all Allowed Administrative Claims, Priority Tax Claims and Class 2 Claims and appropriate reserves for Disputed Claims are established for the foregoing; and (b) 6% of the New Common Stock to be issued under the Plan, on the Effective Date or as soon as practical thereafter or on the date such Claim becomes Allowed. In the event the Plan is confirmed under Section 1129(b) of the Bankruptcy Code, holders of Unsecured Claims will receive only 4% of the New Common Stock to be issued under the Plan. Any Unsecured Claim that does not become an Allowed Claim will not receive any Distribution of Available Cash, Unsecured Claim New Common Stock or any other Asset and will be deemed satisfied, settled and released in full. Based upon the results of the Bar Date, Scheduled and asserted Unsecured Claims aggregate $19,780,186.40 as of the Petition Date. It is believed that a portion of the asserted Unsecured Claims are overstated and/or misclassified and the Debtor and/or Creditor Trustee, as appropriate, will assert objections to such claims on all available grounds. While it is contemplates that Allowed Unsecured Claims will receive a Pro Rata share of the 6% of the New Common Stock (provided the Plan is confirmed on a consensual basis) under the Plan, it is unclear whether there will be any Available Cash for Distribution to holders of Class 3 Claims.

            Class 4 consists of Interests, which are impaired under the Plan. Class 4 Interests includes all of the currently outstanding stock interests in the Debtor. The Debtor has 274 shareholders that own or hold 56,182,746 of the issued and outstanding shares. Holders of Interests will receive a Pro Rata share of 1% of the New Common Stock to be issued under the Plan. However, in the event the Plan is confirmed under Section 1129(b) of the Bankruptcy Code, holders of Interests will receive no Distribution of New Common Stock under the Plan. All existing Interest will be deemed canceled and extinguished on the Effective Date pursuant to the Plan.

            Class 5 consists of all Options and Warrants, which are impaired under the Plan. Class 5 includes all options and warrants to purchase stock of the Debtor. Holders of Options and Warrants will receive no Distributions under the Plan. Class 5 Options and Warrants will be deemed canceled and extinguished on the Effective Date pursuant to the Plan. Holders of Class 5 Options and Warrants are presumed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.

Implementation of the Plan
--------------------------

            The Plan contemplates that the primary source for Cash Distributions will be the Initial Investment (i.e., $500,000) to be provided by the Plan Sponsor in exchange for no less than 93% of the New Common Stock to be issued under the Plan.(2) The Plan Sponsor has no connection

----------
(2) As of the hereof, Debtor's counsel is holding a $100,000 deposit from the Plan Funder. Within 10 days prior to the hearing on confirmation, the Plan Funder will transfer an additional $400,000 to Debtor's counsel, for a total Initial Investment of $500,000. The $500,000 will be fully refundable in the event the Plan is not confirmed by the Bankruptcy Court; provided, however, $50,000 of the escrowed funds may be used to fund the costs of the plan confirmation process or other relationship with any of the Debtor's existing management and is not an "insider" as that term is defined in the Section 101(31) of the Bankruptcy Code. In addition, the Retained Assets include Cash of the Debtor in the amount of approximately $247,000, which will be available for Distribution under the Plan. Such Cash represents the remaining proceeds from the sale of the Water Assets, less payment of certain post-petition claims, including the payment to the DIP Lender pursuant to the Consent Order. Finally, the Plan provides that 7% of the New Common Stock will be distributed 6% each to Unsecured Claims and 1% to Interests, provided, however, that in the event that holders of Unsecured Claims vote as a class to reject the Plan, the Debtor may seek to confirm the Plan under the cram-down provisions of Section 1129(b) of the Bankruptcy Code in which Case, if confirmed, holders of Unsecured Claims would receive 4% of the New Common Stock and Interests would receive no Distribution of New Common Stock under the Plan.

            The Initial Investment by the Plan Sponsor will be used (a) to pay costs and expenses associated with the Case, (b) to pay Allowed Administrative Claims and Priority Tax Claims, (c) to fund Cash portion of the Distributions under the Plan and (d) to fund the administration of the Case and complete implementation of the Plan by the Creditor Trustee.

The Creditor Trustee
--------------------

            The Plan contemplates that the post-confirmation administration of the Case will be undertaken by the Creditor Trustee. Prior to the Confirmation
Date, the Committee, after consultation with the Debtor, will select the Creditor Trustee, who will undertake and perform the rights, powers, duties and responsibilities of the Creditor Trustee sent out herein. The Creditor Trustee will serve as "the representative of the estate" as contemplated by Section 1123(b)(3)(B) of the Bankruptcy Code, and will, in addition, have those powers and duties set forth in Sections 323, 704(1), 704(2), 704(5), 704(9), 1106(a)(6)
and 1106(a)(7) of the Bankruptcy Code.

            The powers, rights, and responsibilities of the Creditor Trustee will include the authority and responsibility to: (a) receive, manage, invest, supervise, and protect the Retained Assets, the Initial Investment and the Available Cash; (b) calculate and implement distributions of the Available Cash, Unsecured Claim New Common Stock and the Interestholder New Common Stock; (c) prosecute, compromise, and settle all Rights of Action and objections to Claims and Interests; and (d) pay Professional Fees of professionals retained in the Case and Allowed pursuant to any order of the Bankruptcy Court, whether such Professional Fees were incurred before or after the Effective Date. The Available Cash will, as of the Effective Date, be transferred by the Debtor and the Plan Sponsor to the Creditor Trustee.

            The Creditor Trustee will be authorized and empowered to object to Claims and to pursue and prosecute, to settle (on five days' notice to parties who have requested notice in this Case), or to decline to pursue such objections or Rights of Action. The Creditor Trust will be substituted as the real party-in-interest in any such action or objection commenced by the Debtor or the Committee whether or not commenced prior to the Effective Date. The Creditor Trustee may

--------------------------------------------------------------------------------
(fees and expenses of counsel, audit fees, taxes and SEC filing expenses) in the event that the estate does not have sufficient funds to conclude the plan confirmation process and the Debtor believes, in good faith, that use of such pre-confirmation advance will be sufficient to conclude the process.

pursue or decline to pursue such objections to Claims or Rights of Action. The Creditor Trustee may settle, release, sell, decline to pursue, assign, transfer or compromise such objections to Claims or Rights of Action without Bankruptcy Court approval.

            The Reorganized Debtor will authorize and issue the Unsecured Claim New Common Stock and the Interestholder New Common Stock in accordance with the terms of the Plan. The Transfer Agent shall make distributions of the Unsecured Claim New Common Stock and the Interestholder New Common Stock on account of Allowed Claims and Interests within five (5) Business Days of receiving notice by the Creditor Trustee. The Creditor Trustee will effect all Distributions under the Plan (with the exception of all duties and obligations related to making distributions of Unsecured Claim New Common Stock and the Interestholder New Common Stock, which is the exclusive responsibility of the Transfer Agent), and may utilize the assistance of outside parties to effect Distributions under this Plan to the extent he/she deems it to be necessary or desirable to do so. The Distributions and other treatment afforded holders of Claims and Interests under this Plan will be the only payments received by the holders of Claims and Interests against the Debtor. The Creditor Trustee (a) will be exculpated from any liability for any errors or omissions made in discharging his/her duties hereunder, including the making of Distributions under this Plan, except for errors or omissions arising from his/her own gross negligence or willful misconduct; and (b) may resign its position on 30 days notice. The Creditor Trustee will select a successor to fulfill his/her responsibilities under the Plan. The Creditor Trustee, if required by the United States Trustee and if practicable, shall be bonded for the funds held in the Escrow Account. Such bond will be cancelable on 30 days notice to the United States Trustee and all costs and expenses related to the bond shall be reimbursed to the Creditor Trustee.

            The Creditor Trustee will be compensated as set forth in the Creditor Trustee Agreement and will not be required to file a fee application to receive compensation. Subject to the provisions of the Creditor Trustee Agreement, the Creditor Trustee will be entitled to hire and engage such professionals and/or consultants as the Creditor Trustee deems necessary to assist in carrying out the duties of the Creditor Trustee with the reasonable fees and expenses of such professionals and/or consultants to be paid from the Available Cash in the Escrow Account. Pursuant to the terms of the Plan and the Creditor Trustee Agreement, the Creditor Trustee may pay from the Escrow Account all reasonable fees and expenses incurred in connection with the duties and actions of the Creditor Trustee, including, but not limited to, fees and expenses to pay insurance, any bond, taxes and other expenses arising in the ordinary course of the business maintaining, liquidating, disposing of and the distribution of the Available Cash compensation to the Creditor Trustee. The Creditor Trustee may pay all such reasonable fees and expenses without Bankruptcy Court approval. Any disputes concerning the administration of the Escrow Account or implementation of the distribution of Available Cash as provided in this Plan may be brought before the Bankruptcy Court for resolution.

            Upon entry of the final decree in this Case and as otherwise provided in the Creditor Trust Agreement, the Creditor Trust shall be terminated and dissolved without further action by the Creditor Trustee. In connection with the above-described assets, any and all rights, claims, defenses, causes of action, objections or Rights of Action, any attorney-client or similar privilege, work-product privilege, or other communications (written or oral) transferred to the Creditor Trust shall vest with the Creditor Trustee and its representatives.

            The Creditor Trust shall be established for the sole purpose of liquidating and distributing assets, in accordance with Treasury Regulation
Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

            For federal income tax purposes, all parties including, without limitation, the Debtor, the Reorganized Debtor, the Creditor Trustee and the holders of Allowed Class 3 Claims who are beneficiaries of the Creditor Trust, shall treat the transfer of assets to the Creditor Trust, in accordance with the terms of the Plan and the Creditor Trust Agreement, as a transfer to the holders of Allowed Class 3 Claims in full satisfaction of such Claims, followed by a transfer by such holders to the Creditor Trust, and the beneficiaries of the Creditor Trust shall be treated as the grantors and owners thereof.

            The beneficial interests in the Creditor Trust shall not be certificated and are not transferable (except as otherwise provided in the Creditor Trust Agreement).

Plan Distributions and Claim Reconciliation
-------------------------------------------

            All known assets of the Estate will be transferred to the Escrow Accounts to be maintained by the Creditor Trustee. All Distributions of Available Cash to Claimants pursuant to this Plan will be paid from funds and assets transferred by the Debtor, and contributed by the Plan Sponsor, to be held by the Creditor Trustee. The Creditor Trustee will make all Distributions of Available Cash (estimated at approximately $747,000) in respect of Allowed Administrative Claims, Priority Tax Claims, and Class 2 and 3 Claims under, and in accordance with, the Plan. All Distributions of New Common Stock to the holders of Class 3 Claims and Class 4 Interests, will be made by the Transfer Agent, and will be overseen by the Creditor Trustee. Prior to the confirmation hearing, the Plan Sponsor will deliver the Initial Investment (i.e., $500,000) to Debtor's counsel to be held pending the Effective Date. On the Effective Date, the Initial Investment will be released from escrow by the Debtor's counsel and transferred to the Creditor Trustee for distribution to holders of Allowed Claims in accordance with this Plan. In addition, the Plan Sponsor will deliver to the Creditor Trustee evidence of the reservation by the Reorganized Debtor of New Common Stock in an amount sufficient to make the Distributions under the Plan. The Reorganized Debtor, in consultation with the Creditor Trustee, will make (or cause to be made) one or more Distributions of the New Common Stock, and will make a final Distribution of the New Common Stock in accordance with the Plan as soon as practical following the conclusion of the claim reconciliation process. The Distributions and other treatment afforded holders of Claims and Interests under this Plan will be the only Distributions received by the holders of Claims against, and Interests in, the Debtor. As soon as practical following the Effective Date, the Creditor Trustee will prepare Distribution schedules with respect to (a) Unsecured Claim New Common Stock to be received by holders of Class 3 Claims, and to (b) each Class of Claims to receive Available Cash under the Plan. The Creditor Trustee will have the right to conclusively rely on the records of the Transfer Agent with respect to the holders of Interests.

            The Creditor Trustee will have the right, within the first 180 days following the Effective Date, or during such additional time requested for cause shown and authorized by Final Order, to object to any and all Claims. Unless otherwise ordered by the Bankruptcy Court, or agreed to by written stipulation approved by a Final Order, or until the objection thereto is withdrawn, the Creditor Trustee may litigate the merits of each Disputed Claim until determined by Final Order. Any Claim for which no objection has been filed within the above-referenced time fixed therefor will be deemed an Allowed Claim. The Creditor Trustee and the holder of any Disputed Claim may enter into a written settlement agreement to compromise such Claim, which agreement will become effective upon entry of a Final Order approving the terms thereof. Any Claim filed after the Confirmation Date, other than Claims for Professional Fees, fees payable to the U.S. Trustee or rejection damage claims that were not required to be filed prior to the Confirmation Date, is deemed disallowed and expunged without any action on the part of the Creditor Trustee, unless the post-Confirmation Date filing of such Claim has been authorized by Final Order and the filing is in compliance with such order. In the event of a post-Confirmation Date filing that is duly authorized and timely, the Creditor Trustee will have until (a) the date set in the Final Order for objecting to such Claim, (b) the later of 180 days following the Effective Date or 45 days following the filing of the Claim, or (c) such later date as may be requested for cause shown and authorized by Final Order, to object to such Claim.

            To the extent applicable, the Creditor Trustee in making Distributions under the Plan will comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Creditor Trustee may withhold the entire Distribution due to any holder of an Allowed Claim until such time as such holder provides to the Creditor Trustee the necessary information to comply with any withholding requirements of any governmental unit. Any property so withheld will then be paid by the Creditor Trustee to the appropriate authority. If the holder of an Allowed Claim fails to provide the Creditor Trustee with any information necessary to comply with any withholding requirement of any governmental unit within sixty days after the date of first notification by the Creditor Trustee to the holder of the need for such information, then the holder's Distribution will be treated as an Unclaimed Distribution (see below). The Creditor Trustee may be required to identify, by tax identification number, each holder of a Claim that receives a Distribution pursuant to the Plan. To ensure that the Creditor Trustee has a tax identification number for each holder of a Claim, Claimants will be sent a Form W-9 (or may download one at www.irs.com). Claimants must return the completed and signed Form W-9 to the Creditor Trustee at the following address, postage pre-paid:

                   Creditor Trustee of Ocean Power Corporation
                                c/o its Attorneys
                                  Arent Fox LLP
                                  1675 Broadway
                               New York, NY 10019
               Attn: Tax Identification - Ocean Power Corporation

If a Claimant does not return the completed Form W-9 to the Creditor Trustee, the Creditor Trustee is allowed to retain Distributions to Allowed Claims until the appropriate tax identification information is provided. If the Creditor Trustee requests a tax identification number from a Claimant, and the Claimant does not respond by providing it, the Claimant will lose the right to receive a Distribution pursuant to the Plan.

            Notwithstanding any other provision of the Plan, the Confirmation Order or the Creditor Trustee Agreement, the Creditor Trustee will have no obligation to make a Distribution on account of an Allowed Claim to a specific holder of an Allowed Claim if the amount to be distributed to that holder (a) does not constitute a final Distribution to such holder and (b) is less than $1,000. Any undistributed amount will be held over to the next subsequent Distribution Date and, if the amount to be distributed to the holder would never exceed $50, such holder will be excluded from receiving a Distribution. In addition, the Creditor Trustee reserves the right to request subsequent relief from the Bankruptcy Court to exclude holders from the final Distribution under the Plan to the extent that the amounts otherwise distributable to such Claimants in connection with such final Distribution would be de minimis or create undue administrative expense.

            Unclaimed Distributions (including Distributions of Available Cash made by checks which fail to be negotiated and/or Distributions of New Common Stock which are returned as undeliverable to the Transfer Agent) will be retained by the Creditor Trustee (or Transfer Agent, as appropriate) and held in trust for the beneficial holders of Allowed Claims or Interests, as the case may be, entitled thereto for a period of 90 days after the Distribution Date. Any Distribution remaining unclaimed 90 days after the Distribution Date will be canceled (by a stop payment order or otherwise), the Claim(s) or Interest(s) relating to such Distributions(s) will be deemed forfeited and expunged and the holder of such Claim or Interest will be removed from the Distribution schedule or Transfer Agent's records and will receive no further Distributions under this Plan. Any and all canceled Distributions will be redistributed in accordance with Article IV of the Plan.

The Plan Sponsor
----------------

            Trinad Capital Master Fund, Ltd. ("Trinad" or the "Plan Sponsor") is a micro-cap activist hedge fund with approximately $157 million under management as of June 30, 2007. As part of its activist strategy, Trinad looks to acquire 90% or more of the outstanding shares of publicly traded companies that are emerging in "clean" form from bankruptcy proceedings. Trinad typically looks to engineer a reverse merger transaction whereby an operating company is merged into the shell company as an efficient and effective methodology for taking the company public. Trinad may seek to raise capital prior to or at the time such merger is effected.

            Examples of Trinad's utilization of this strategy most recently include the merger of New Motion Inc. (operating company) with MPLC Inc. (shell company) (ticker: NWMO). Trinad purchased 93% of the outstanding shares of MPLC in late 2006 and consummated the reverse merger transaction with New Motion in early 2007 while simultaneously raising in excess of $20 million. In addition, Trinad successfully completed a reverse merger of Starvox (operating) and US Wireless Data (shell USWI) in the first quarter of 2007 and raised in excess of $20 million prior to the merger. Trinad currently controls Mediavest Inc.
(MVSI), a shell company that has raised in excess of $8 million and is engaged in merger discussions with various media/entertainment companies and also successfully merged Amalgamated Technologies, Inc. into ProLink Holdings (PLKH) in December of 2005.

            The Plan Sponsor has identified the Debtor as an attractive vehicle for a merger transaction. On the Effective Date, Trinad will receive no less than 93% of the New Common Stock in consideration of the Estate's receipt of the Initial Investment. Following the Effective Date, Trinad will merge an existing non-public company (as discussed below) in the Reorganized Debtor and use its interest in the New Common Stock to raise additional capital for the Reorganized Debtor's business (as discussed below). Pending the merger with NorthStar (as defined and discussed below) or a suitable alternative merger candidate, the Plan Sponsor (or its designee) will be prohibited from selling or otherwise transferring any of the New Common Stock it receives under the Plan for a period of ninety (90) days following the occurrence of all of the following events: (a) a transaction between the Reorganized Debtor and a merger partner has been consummated, (b) a Form 8K has been filed by the Reorganized Debtor with the SEC setting forth the terms of the merger, acquisition or other transaction, with disclosures to be made on substantially the same terms as would be required by an entity filing a registration statement with the SEC, and (c) audited financials of the merger partner have been filed with the SEC.

            Following the Effective Date, pursuant to the Plan, the Reorganized Debtor will have no debt obligations, will hold the assets of merged business entity, and may have an available net operating loss to offset future taxable income. Trinad has the financial wherewithal and intent to fund the Reorganized Debtor's financial needs to the extent necessary.

Post-Confirmation Merger Transaction
------------------------------------

            The Plan Sponsor is currently in negotiations with NorthStar Systems International, Inc. ("NorthStar"), a non-public company, as a potential candidate for a merger with the Reorganized Debtor following the Effective Date. Subject to successful conclusion of negotiations between Trinad and NorthStar and the results of certain due diligence currently being undertaken, the Plan Sponsor will cause the Reorganized Debtor to merge with NorthStar.

            NorthStar is a leading provider of wealth management software for financial services institutions. Founded by its CEO, Robert Zangrillo, NorthStar's growing list of clients includes Blackrock, Charles Schwab, Legg
Mason, and Wachovia. NorthStar products, delivered either on-premise or on-demand, empower thousands of financial advisors and their teams with full lifecycle advisory capabilities to acquire, implement and manage client assets and liabilities in a holistic and compliant manner. NorthStar is headquartered in San Francisco and has an office on Wall Street in New York.

            Headed by Mr. Zangrillo, and its president, Collin Cohen, NorthStar has assembled an exceptional management team with over 175 years of combined management experience in the enterprise software and financial services industries. The management team has a proven track record of building successful startup companies as well as leading Fortune 500 companies.

            Robert Zangrillo, the Chairman and Chief Executive Officer of NorthStar, is a veteran in the financial services and software industries, and his talents for building teams dedicated to delivering leading industry solutions are widely known. Prior to founding NorthStar, Robert was the Founder, Chairman and CEO of InterWorld, a leading enterprise eCommerce software application provider. Robert was one of the early visionaries to recognize the enormous potential of Internet commerce and how it would transform the way business is conducted in the new global economy. As a result, he has been recognized for his leadership in the industry and has received numerous personal and technology awards, such as 1998 Ernst &

Young Entrepreneur Of The Year (R) and Crain's Top 40 under 40 Award. Prior to InterWorld, Robert was the Managing Director of the Cisneros Family Office. In addition, he was an associate at Donaldson, Lufkin & Jenrette, Investment Banking Division. Robert is a member of the Council on Foreign Relations, where he serves on the Committee on Finance and Budget. Robert received his MBA from Stanford University Graduate School of Business and his BA from University of Vermont.

            Collin Cohen, the President of NorthStar, has over twenty years of business and technology experience. Prior to joining NorthStar in 2004, Collin served as Executive Vice President at Advent Software, the industry standard provider of investment management software for the financial services industry. While helping lead Advent from $50 million to $170 million over five years, Collin managed various functional areas and subsidiaries of the company, was involved in acquiring and integrating several companies, and led the creation and launch of Advent Trusted Network, a service designed to aggregate investment account information. Prior to Advent, Collin was a principal in the private equity industry and a manager at Bain and Company in San Francisco and Boston. Collin has a BA from Stanford University and an MBA from Harvard Business School.

            NorthStar delivers state-of-the-art application and infrastructure software that drive user adoption and assist firms in effectively and efficiently managing client relationships throughout the wealth management lifecycle. Delivered on-premise or on-demand, the company's products are unique in that they are modular. Each can be deployed independently to complement a firm's existing systems or in conjunction with other products to solve a firm's specific wealth management technology challenges. They include:

Wealth Management Software:
--------------------------

            Delivered  on-premise  or  on-demand,  NorthStar  Wealth  Management
Software streamlines and extends a wealth management team's ability to acquire, implement, and manage client wealth in a compliant manner, based on industry best practices. Each of these wealth management software products can be deployed independently to complement an existing platform, or implemented as a complete, integrated advisor desktop to empower full-lifecycle advisory capabilities.

Asset Management Software:
-------------------------

            Delivered on-premise or on-demand, NorthStar's Asset Management Software solves sales logistical, distribution, product personalization and customization challenges throughout the asset management process. These products streamline and extend a team's ability to sell sophisticated asset management products to individuals or into third-party distribution channels. Each of these products can be deployed independently to complement an existing platform or implemented as a complete asset management workstation.

Infrastructure Software:
-----------------------

            NorthStar packages two business services - NorthStar Client Hierarchy and NorthStar Enterprise Product Hub - to meet the needs of firms looking to improve their holistic wealth management capabilities through a more robust and organized infrastructure. Each subsystem can be deployed on a stand-alone basis, or they can be deployed together to completely orchestrate how a firm manages product and client information and controls access throughout the wealth management process. Published APIs allow a firm to build its own capabilities and functionality on top of the subsystems.

            NorthStar Wealth Management Technology uses a Java-based, multi-tier service-oriented architecture and is designed to leverage and extend the value of a firm's existing applications and systems. NorthStar technology supports a wide variety of flexible deployment options.

User Interface Tier:
-------------------

            NorthStar delivers five modules: Sales and Proposals, Planning, Product Catalog and Research, Portfolio Construction and Client Wealth Management. Each module is 100% Web browser-based with rich user experience capabilities. These modules can be delivered together or separately, on-premise or on-demand. These standards-based modules are ideal for a firm's IT staff and system integrators to configure and customize to meet a firm's unique wealth management needs.

Business Tier:
-------------

            NorthStar consolidates a firm's front- and mid-office by providing a common platform based on business, application, data and platform services. Business services integrate key product and client data into the NorthStar Wealth Management and Asset Management Solutions, eliminating duplication of data, and business APIs enable professional services and third parties to extend the out-of-the-box solutions. Business rules are applied at the business not the data tier, providing applications, rules, logic and workflow independence from where and how the data is stored and retrieved. Application services integrate key tools, analytics and calculators. Data services facilitate data integration with existing systems. Platform services provide a foundation for enterprise applications including integration, security and entitlements, workflow, alerts and proposal generation. Together these services promote shared data, logic and processes enabling NorthStar to become a truly integrated advisory desktop.

Data Tier:
---------

            The NorthStar logical data model supports both live integration directly to the system of record and replication into the NorthStar database for any portion of the data model. Other systems require the entire data model to be consolidated into their own database, requiring expensive and time-consuming replication of data into their database. With NorthStar's flexible integration approach, data redundancy and data replication can be eliminated. If data is replicated into the NorthStar database, NorthStar supports bi-directional synchronization of the replicated data via synchronous, asynchronous (message-based), and/or high volume batch mode.

Post-Confirmation Management of the Reorganized Debtor
------------------------------------------------------

            After the Effective Date, it is expected that Robert S. Ellin and Jay A. Wolf will be the members of the Reorganized Debtor's board of directors pending consummation of a merger transaction. Robert Ellin will serve as the Reorganized Debtor's Chief Executive Officer, Jay Wolf will serve as the Reorganized Debtor's Chief Operating Officer, and Charles C. Bentz will serve as the Reorganized Debtor's Chief Financial Officer.

            Mr.  Ellin  has  nearly  20  years  of  investment   and  turnaround
experience. Prior to founding Trinad Capital, Mr. Ellin was the Founder and President of Atlantis Equities Inc., a private investment company. Founded in 1990, Atlantis actively managed an investment portfolio of small capitalization public companies, as well as select private company investments. Mr. Ellin
played  an  active  role  in  Atlantis   investee   companies   including  board
representation, management selection, corporate finance and other advisory services. Through Atlantis and related companies, Mr. Ellin spearheaded investments into ThQ, Inc. (OTC:THQI), Grand Toys (OTC:GRIN), Forward Industries, Inc. (OTC:FORD) and completed a leveraged buyout of S&S Industries, Inc. where he also served as President from 1996 to 1998. Mr. Ellin currently sits on the board of Command Security Corporation (CMMD), MPLC, Inc (MPNC), Prolink Holdings Corporation (PLKH) and Mediavest, Inc (MVSI). Prior to founding Atlantis Equities, Mr. Ellin worked in Institutional Sales at LF Rothschild and was the Manager of Retail Operations at Lombard Securities. Mr. Ellin received a Bachelor of Arts from Pace University.

            Mr. Wolf is a partner and co-founder of Trinad Capital. Mr. Wolf's investment experience includes: senior and subordinated debt, private equity (including leveraged transactions), mergers & acquisitions and public equity investments. Prior to joining Trinad Capital, Mr. Wolf served as the Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd. where he was responsible for the company's acquisition program. Prior to that, he worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank in the senior debt department and subsequently for Trillium Growth Capital, the firm's venture capital fund. Mr. Wolf currently sits on the board of Shells Seafood Restaurants (SHILL), Prolink Holdings Corp. (PLKH), Optio Software, Inc
(OPTO), Mediavest, Inc. (MVSI), MPLC, Inc (MPNC) and US Wireless Inc. Mr. Wolf received a Bachelor of Arts from Dalhousie University.

            Mr. Bentz has 20 years of accounting and administrative experience in the asset management industry and is a Certified Public Accountant. Prior to joining Trinad, Mr. Bentz was a Vice President and the Controller of Fletcher Asset Management; Vice President, Controller and Head of Fund Administration & Compliance of the Reserve Funds; Vice President and Head of Fund Administration for Blackrock Inc.; Vice President and Controller of HHF Acquisition Corp. and Associate Vice President of Mutual Fund Management. Mr. Bentz began his career at Deloitte & Touche, and holds a BS in Accounting from Villanova University.

            Upon the conclusion of the merger with NorthStar (or such other entity), it is anticipated that Messrs. Ellin, Wolf and Bentz will resign their officerships, but will retain positions on the Reorganized Debtor's board of directors.

Post-Confirmation Compensation to Professional Persons
------------------------------------------------------

            The Professional Persons may, from time to time, provide professional services following the Confirmation Date until the Effective Date. Such Post-Confirmation services that are performed prior to the Effective Date shall be paid from the Escrow Account within five (5) Business Days after submission of a bill to the Creditor Trustee, with a copy to the Debtor and to the Committee, as provided in section 10.4 of the Plan, without the need for filing an application or providing any other or further notice, provided that no objection to the payment is asserted within such period. If an objection is asserted and remains unresolved, the Professional Person may file an application for allowance with the Bankruptcy Court and such fees will be paid as may be fixed by the Bankruptcy Court. Professional Persons shall not be eligible for compensation for services provided after the Effective Date unless the Creditor Trustee has consented and the Professional Persons have executed an engagement agreement.

Procedures for Resolving and Treating Disputed Claims
-----------------------------------------------------

            Article VII of the Plan provides for the procedures regarding the resolution and treatment of Disputed Claims. Upon of the Effective Date, the Creditor Trustee will open an interest-bearing account. When any Distribution is to be made to holders of Claims entitled to payment in Cash, the Creditor Trustee will deposit into the account any amount that would be distributed to the holder of a Disputed Claim if it were an Allowed Claim. Such amount deposited or recorded will be held until entry of a Final Order determining whether the Disputed Claim, or any portion thereof, is an Allowed Claim. No Distributions will be made on account of a Disputed Claim. As soon as practicable after a Disputed Claim becomes an Allowed Claim, the Creditor Trustee will make the Distributions on such Allowed Claim from the appropriate reserve.

Assumption/Rejection of Executory Contracts
-------------------------------------------

            Article VIII of the Plan provides for the assumption and rejection of certain executory contracts or unexpired leases. The Plan provides that all Executory Contracts that (a) have not been assumed and assigned by the Debtor,
(b) have not been rejected by the Debtor, or (c) are not currently the subject of a motion to assume such Executory Contract, will be deemed rejected.

            With respect to the curing of defaults under assumed contracts, contracts that have already been assumed in connection with the Asset Sale were subject to a cure claim bar date, and all cure claims asserted have been reconciled and paid. Any non-debtor party to a rejected contract or lease will be entitled to file a proof of Claim for damages with the Bankruptcy Court no later than thirty (30) days following the Confirmation Date. A copy of the proof of claim must also be delivered to the Creditor Trustee. The failure of such entity to file or deliver to the Creditor Trustee a proof of claim within the period prescribed will forever bar such entity from asserting any Claim for damages arising from the rejection of such Executory Contract. The filing of any such proof of Claim will be without prejudice to any and all rights the Creditor Trustee may have to object to the allowance thereof.

Other Provisions of the Plan
----------------------------

            The Plan contemplates that the Reorganized Debtor will continue to engage in business post-confirmation, and this post-confirmation business forms the basis for a recovery to holders of Claims and Interests. Therefore, Article XIII of the Plan provides that the Debtor will receive a discharge in the Case. Specifically, the Plan provides that: (a) the rights afforded in the Plan and the treatment of all Claims and Interests therein will be in exchange for and in complete satisfaction, settlement, discharge and release of all Claims and Interests of any nature whatsoever, known or unknown; (b) on the Effective Date, all such Claims against, and Interests in, the Debtor will be satisfied, discharged, and released in full; and (c) all persons and entities will be precluded from asserting against the Debtor or Reorganized Debtor or their assets or properties any Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. In addition, the Plan enjoins all Claimants and Interest holders from commencing or continuing any judicial or administrative proceeding, or employing any judicial or administrative process against the Debtor, the Reorganized Debtor, the Creditor Trustee or the Plan Sponsor and/or from interfering with the implementation and consummation of the Plan, and the payments to be made under the Plan.

            Under the Plan, the Bankruptcy Court will retain jurisdiction over the Case after the Confirmation Date and until the Case is closed for certain specific purposes. For example, the Bankruptcy Court will, among other things,
(a) hear and determine all objections to Claims and Interests, (b) any and all controversies, suits and disputes (c) hear and determine all applications for compensation by the Professionals Persons, (d) preside over any adversary proceedings, and (e) enforce the provisions of the Plan.

            Finally, the Plan provides that the Debtor, the Committee, the Authorized Officer and the Creditor Trustee and Professional Persons retained by them will be exculpated from any liability to any person or entity for any act or omission taken in good faith in connection with or related to the negotiation, formulation, preparation and confirmation of the Plan, the consummation and administration of the Plan, the Disclosure Statement, the Case, or the property distributed under the Plan. This exculpation does not affect any liability resulting from fraud, gross negligence or willful misconduct.

Certain Risks Associated with the Plan
--------------------------------------

            This Disclosure Statement contains forward-looking  statements.  The statements relate to future events or the Reorganized Debtor's future activities and/or performance, and involve known and unknown risk, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should consider that various factors might cause the Reorganized Debtor's actual actions and results to differ materially from any forward-looking statement.

            Among other things, the Plan contemplates the infusion of $500,000 from the Plan Sponsor, and that the Plan Sponsor will issue up to 7% of the New Common Stock in the Reorganized Debtor for distribution to unsecured creditors and existing shareholders.

            The anticipated merger with NorthStar may not occur. In the event the merger with NorthStar does not ultimately occur, the Plan Sponsor will identify a suitable alternative merger candidate and consummate a transaction with such other entity at the earliest possible time. Pending the merger with NorthStar or an alternative merger candidate, the Plan Sponsor (or its designee) will be prohibited from selling or otherwise transferring any of the New Common Stock it receives under the Plan for a period of ninety (90) days following the occurrence of all of the following events: (a) a transaction between the Reorganized Debtor and a merger partner has been consummated, (b) a Form 8K has been filed by the Reorganized Debtor with the SEC setting forth the terms of the merger, acquisition or other transaction, with disclosures to be made on substantially the same terms as would be required by an entity filing a registration statement with the SEC, and (c) audited financials of the merger partner have been filed with the SEC.

            In the event the Plan Sponsor withdraws, the Debtor and the Committee reserve the right - - at any time prior to the Effective Date - - to substitute the Plan Sponsor with another person or entity offering to purchase the New Common Stock under the Plan on such terms and conditions as may be agreed to between the Estate and such person or entity, including terms and conditions that are not the same, or as economically favorable to the Estate, as those are being offered by the Plan Sponsor. It is strongly believed that if the Estate were forced to find an alternative to the Plan Sponsor, such person or entity would not be likely to offer as much as the $500,000 proposed to be paid by the Plan Sponsor. In such event, the recovery to creditors would be dramatically reduced. It also believed that any alternative to the Plan Sponsor would not be likely to offer any New Common Stock to existing equity. In such event, existing equity would receive no Distribution in the Case. In the event any substitute to the Plan Sponsor does not enable the Estate to provide a Distribution to existing shareholders, the Debtor and/or the Committee may seek to invoke the cram-down provision of Section 1129(b) of the Bankruptcy Code. See Plan at Section 10.6.

Filing of Reports With the SEC and Limited Market for New Common Stock
----------------------------------------------------------------------

            Upon consummation of the Plan, the Reorganized Debtor intends to remain a reporting company. As of the Petition Date, the Debtor has not filed periodic reports due since September 30, 2002 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in respect of any periods subsequent to the quarter ended June 30, 2002, given its limited cash and personnel resources at the time. The failure to file periodic reports under the Exchange Act could subject the Debtor to a revocation proceeding by the SEC, pursuant to which the SEC could revoke the registration of its common stock under the Exchange Act. If the registration of the existing common stock under the Exchange Act is revoked, no member of a national securities exchange, broker or dealer will be able to effect any transaction in, or induce the purchase or sale of, the common stock. This may have an adverse effect on the liquidity of the common stock and the prices at which it may trade, if at all. Accordingly, any recipient of New Common Stock may have to hold its shares for an indefinite period of time. As the Plan contemplates that the Reorganized Debtor will remain a reporting company, the Debtor will concurrently with the commencement of the plan confirmation process file all past periodic reports and become current in its filings with the SEC under Exchange Act. Thus it is believed that the Debtor will not be the subject of a revocation proceeding by the SEC.

            The Distributions to holders of Allowed Class 3 Claims and Allowed Class 4 Interests under the Plan will include New Common Stock. The New Common Stock is being issued in reliance upon an exemption from registration and qualification requirements contained in Section 1145 of the Bankruptcy Code. Therefore, it is believed that, generally speaking, parties who are not affiliates of the Debtor and who receive New Common Stock in exchange of their Claims would be legally entitled to trade such shares in a public market immediately upon issuance thereof. Note, however, that no public market exists for the New Common Stock, and it is not anticipated that any will necessarily develop in the foreseeable future. Therefore, notwithstanding the legal ability to trade the New Common Stock, any recipient should expect that it might have to hold the stock for an indefinite period of time.

The Plan Contemplates the Issuance of Securities
------------------------------------------------

            The Plan contemplates the issuance of New Common Stock, having a par value of $0.01 per share, to: (i) holders of Allowed Class 3 Claims; and (ii) holders of Allowed Class 4 Interests.

            In general, securities issued by a debtor under a plan of reorganization may be resold by their holder without registration under the 1933 Act or other laws, unless the holder is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code, which provides that "except with respect to ordinary trading transactions...an entity is an underwriter" if such entity: (i) purchases a claim against or interest in a debtor with a view to the distribution of the securities received in exchange for such claim or interest; (ii) offers to sell securities on behalf of the holders thereof (except certain offers to sell fractional interests); (iii) offers to buy the securities if the offer is made with a view to distributing them or is pursuant to a distribution agreement made in connection with the plan of reorganization or (iv) is an "issuer" with respect to a reorganized debtor's securities, as the term "issuer" is defined in section 2(11) of the 1933 Act.

            In the context of the Plan, an "issuer" under section 2(11) includes any person directly or indirectly controlling or controlled by the Debtor, or any person under direct or indirect control with the Debtor. Whether a person is an "issuer," and therefore an "underwriter" for purposes of section 1145(b), depends upon a number of factors, including: the relative size of the person's Interest in the Debtor; the distribution and concentration of other Interests in the Debtor; whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions; and whether the person actually has such power notwithstanding the absence of formal indicia of control. An officer or director of the Debtor may be deemed to be a controlling person, particularly if his position is coupled with ownership of a significant percentage of voting stock. In addition, the legislative history of section 1145 suggests that a creditor receiving at least ten percent (10%) of the securities of a reorganized debtor would be deemed to be a controlling person.

            Based on the published views of the Securities and Exchange Commission, it is believed that a person who receives less than one percent (1%) of a class of securities generally would not be deemed to be an underwriter and that a person receiving more than one percent (1%) (but less than ten percent (10%)) are not necessarily deemed to be underwriters. Because of the complex and subjective issues involved in determining underwriter status, creditors and interest holders are urged to consult with their attorneys concerning whether they will be able to trade freely the securities received. Persons who may be underwriters must either register the securities under the 1933 Act in connection with a resale or utilize an exemption from registration.

Responsibilities for Securities Law Compliance
----------------------------------------------

            The exemption contained in Section 1145(a) is not available to an entity that is an underwriter within the meaning of Section 1145(b) of the Code. Further, shares not received in exchange of claims or interests (such as New Common Stock issued to the holders of certain Allowed Claims and Interests), and shares held by insiders, will not be deemed issued in a public offering and cannot be traded in a public market unless the New Common Stock is registered with the SEC and qualified under state securities laws or an exemption, other than Section 1145(a)(1), from the registration or qualification requirements is available to the recipient.

            The federal and state securities laws are complex and detailed. The description and legal status of the New Common Stock contained in this
Disclosure Statement is not intended to be exhaustive. The Debtor and the Committee are not aware of the particular status of each person eligible to receive New Common Stock under the Plan. Accordingly, Claimants and Interestholders should not rely on the description contained herein in determining the effect of receiving New Common Stock. You are urged to consult with your own legal advisor before making any decisions with respect to the New Common Stock.

                                       V.
                                   Feasibility
                                   -----------

            The Bankruptcy Code provides that a plan may be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization, unless such liquidation or reorganization is expressly provided for in the plan. In essence, this provision requires that the Bankruptcy Court find that the Estate is capable of fulfilling its commitments under the Plan, or put simply, that the Plan is feasible. The commitments under the Plan require payment in Cash of Administrative Claims, Priority Tax Claims, Priority Claims and Unsecured Claims. It is submitted that the Creditor Trustee, by virtue of Cash currently held by the Estate and Cash to be contributed for distribution by the Plan Sponsor, will have sufficient funds to make the required payments in accordance with the Plan. Thus, it is believed that the Estate will be able to meet its commitments under the Plan.

            THE ESTIMATED RECOVERIES, PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN. ALL PROJECTIONS ARE ATTRIBUTABLE EXCLUSIVELY TO THE DEBTOR AND NOT TO ANY OTHER PARTY.

            The projections  reflect  assumptions  concerning Allowed Claims and
Interests, some of which may not materialize. It is believed the assumptions are reasonable. However, the results of the claims and interest reconciliation process, as well as the outcome of pending litigation, may not prove to be as expected. Therefore, the actual results achieved, and the size of the distributions made, may vary, and such variations may be material and adverse.

                                       VI.
      Confirmation Notwithstanding Rejection By Voting Class Under The Plan
      ---------------------------------------------------------------------

            Section 1129(a) of the Bankruptcy Code provides, among other things, that a plan may be confirmed only if at least one impaired class votes to accept the plan. Here, all Classes of Claims and Interests are impaired under the Plan, except for the holders of Claims in Class 1 (the Secured Claim) and Class 2 (Priority Claims). It is possible that the Estate will need to invoke the "cram down" provisions of the Bankruptcy Code. The Bankruptcy Code permits confirmation of a plan even if it is not accepted by an impaired class so long as (a) the plan otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted the plan without taking into consideration the votes of any insiders in such class, and (c) the plan is "fair and equitable" and does not "discriminate unfairly" as to any impaired class that has not accepted the plan. These so called "cramdown" provisions are set forth in Section 1129(b). Here, a "cram down" may be necessary if holders of Class 3 Claim vote, as a Class, to reject the Plan. The Plan provides that, if that occurs, the Debtor and/or the Committee may seek to confirm the Plan under
Section 1129(b) of the Bankruptcy Code in which the Unsecured New Common Stock would be reduced from 6% to 4% of the New Common Stock and Interests would received no Distribution under the Plan. It is submitted that the Plan is "fair and equitable" and does not "discriminate unfairly" and that the treatment of all Classes of Claims and Interests satisfies the requirements for non-consensual confirmation of the Plan.

Tax Consequences Of The Plan
----------------------------

            THE TAX CONSEQUENCES TO EACH PARTY IN INTEREST DEPENDS ON NUMEROUS CIRCUMSTANCES UNIQUE TO EACH PERSON. ACCORDINGLY, CREDITORS, INTEREST HOLDERS, AND PARTIES IN INTEREST CONCERNED WITH HOW THE PLAN MAY AFFECT THEIR TAX LIABILITY ARE ADVISED TO CONSULT WITH THEIR OWN ACCOUNTANTS, ATTORNEYS, AND/OR ADVISORS.

                                      VII.
                      Alternative of Chapter 7 Liquidation
                      ------------------------------------

Alternatives To Confirmation
----------------------------

            If the Plan is not confirmed by the Court and consummated, the alternatives to the Plan include (a) liquidation of the Debtor under Chapter 7 of the Bankruptcy Code and (b) an alternative plan.

Alternative of Chapter 7 Liquidation
------------------------------------

            The Bankruptcy Code requires that unless all impaired classes vote to accept a plan, the members of each impaired rejecting class must receive a distribution under the plan that is at least as much as the distribution they would receive if the Estate were liquidated under chapter 7 of the Bankruptcy Code. In a liquidation under Chapter 7 of the Bankruptcy Code, the Distributions will be substantially diluted by the administrative expenses of the Chapter 7 Trustee and his/her professionals and the distribution would be significantly delayed. Further, in the event of a conversion to Chapter 7, the Plan Sponsor would not contribute $500,000 in Cash and New Common Stock for distribution under the Plan. As evidenced by Exhibit B hereto, were the Estate to liquidate under chapter 7 instead of reorganizing under this Plan, recoveries to all impaired classes would be dramatically reduced.

Alternative Plan
----------------

            If the Plan is not confirmed, the Debtor and the Committee could file a different plan. Such a plan might involve either a reorganization or an orderly liquidation of assets.

Best Interests of Creditors
---------------------------

            Even if a plan was accepted by each Impaired Class of Claims and Interests, to confirm a plan the court must determine that the plan is in the best interests of each individual holder of a Claim or Interest in an Impaired Class that did not vote to accept the Plan. Thus, if an Impaired Class does not unanimously accept the Plan, the "best interests of creditors test" must be met. That test requires that the Court find that the Plan provides to each holder of a Claim or Interest in such Impaired Class a recovery on account of the holder's Claim or Interest that has a value at least equal to the value of the distribution that each such holder would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

            In a Chapter 7 case, a debtor's assets are usually sold by a Chapter 7 trustee, not the debtor. To calculate what non-accepting holders would receive upon a liquidation under Chapter 7, the court must first determine the dollar amount that would be generated upon the Chapter 7 trustee's disposition of the Debtor's assets and then reduce such amount by the costs of liquidation under Chapter 7. Such costs would include the fees of a trustee (as well as those of counsel and other professionals) and any additional expenses of a sale incurred by such trustee.

            The distribution of the proceeds from the sale of the Debtor's assets in Chapter 7 would occur in much the same manner as proposed in the Plan. Secured Claims would be paid first from the sales proceeds of properties on which the secured creditors have a lien. Administrative Claims would be paid next. Priority Tax Claims and other Priority Claims would be paid next, and Unsecured Claims would be paid from any remaining sales proceeds, according to their relative priorities.

            IN LIGHT OF THE FOREGOING, IT IS BELIEVED THAT CHAPTER 7 WOULD RESULT IN A SUBSTANTIAL DIMINUTION IN THE VALUE TO BE REALIZED BY HOLDERS OF CLAIMS AND INTERESTS DUE TO, AMONG OTHER FACTORS, (I)

ADDITIONAL COSTS AND EXPENSES INVOLVED IN THE APPOINTMENT OF A CHAPTER 7 TRUSTEE AND THE TRUSTEE'S ATTORNEYS, ACCOUNTANTS, AND OTHER PROFESSIONALS, AND (II) THE TIME THAT WOULD ELAPSE BEFORE HOLDERS OF CLAIMS AND INTERESTS WOULD RECEIVE ANY DISTRIBUTION IN RESPECT OF THEIR CLAIMS AND INTERESTS, AS THE CASE MAY BE.

            THE DEBTORS AND THE COMMITTEE INTEND TO REQUEST CONFIRMATION OF THE PLAN PURSUANT TO THE CRAM-DOWN PROVISIONS OF THE BANKRUPTCY CODE IF THE PLAN IS NOT ACCEPTED BY ALL IMPAIRED CLASSES OF CLAIMS ENTITLED TO VOTE THEREON.

Injunction Provisions.
----------------------

            All entities who are bound by this Plan, including entities with Claims or Interests not listed on the Schedules, or listed on the Schedules as disputed, unliquidated or contingent, which did not file proofs of claim by the Bar Date, are hereby enjoined and prevented from commencing or continuing any judicial or administrative proceeding or employing any process to interfere with the consummation or implementation of this Plan, or the Distributions of Available Cash and/or New Common Stock to be made hereunder, including commencing or continuing any judicial or administrative proceeding or employing any process against the Debtor, the Reorganized Debtor, the Plan Sponsor or the Creditor Trustee.

Exculpation.
------------

            The Debtor, the Committee, the Authorized Officer, the Creditor Trustee, the Plan Sponsor and the Professional Persons retained by them shall be exculpated from any liability to any person or entity for any act or omission taken in good faith in connection with or related to the negotiation, formulation, preparation and confirmation of the Plan, the consummation and administration of the Plan, the Disclosure Statement, the Case, or the property distributed under the Plan. This exculpation does not affect any liability resulting from fraud, gross negligence or willful misconduct.

Successor Liability.
--------------------

            Upon entry of the Confirmation Order, there shall be no successor liability for claims against the Debtor. No holder of any claim, lien or debt, whether secured, priority tax, non-priority unsecured claim or any interest against such entities will have any rights or claims that survive confirmation. In addition, any and all claims against Debtor shall be subject to the Plan and the Injunction and Release provisions set forth herein. Accordingly, holders of claims against Debtor including without limitation state and federal taxing authorities, shall be permanently enjoined as of the Effective Date from proceeding against the Debtor, its stockholders, officers, directors, responsible parties or any company into which the Debtor is merged or which merges into the Debtor on or after the Effective Date of the Plan.

VOTING INSTRUCTIONS, PROCEDURES AND REQUIREMENTS

Who May Vote On The Plan.
-------------------------

Classes of Claims and Interests Entitled to Vote.

            Each Class of Claims or Interests that is Impaired and not otherwise deemed to have accepted or rejected a plan is entitled to vote on the Plan. Classes of Claims and Interests that are not Impaired under the Plan are deemed, as a matter of law under the Bankruptcy Code, to have accepted the plan and are therefore not permitted to vote on such plan. Similarly, Classes of Claims or Interests that will not receive or retain any property under the Plan on account of such Claims or Interests are deemed, as a matter of law under the Bankruptcy Code, to have rejected the plan and are likewise not entitled to vote on the plan.

            A Class of Claims or Interests is generally considered "Impaired" under a plan unless, with respect to each Claim or Interest in such Class (i) the plan leaves unaltered the legal, equitable and contractual rights to which such Claims or Interest entitles the holder of such Claim or Interest; or (ii) notwithstanding any contractual provision or applicable law that entitled the holder of a Claim or Interest to receive accelerated payment of such Claim or Interest after the occurrence of a default, the plan cures any such default. Creditors whose Claims are classified in more than one Impaired Class are entitled to accept or reject a Plan in both capacities by casting one ballot for its Claim in each Class.

            Applying the foregoing standards, the Debtor believes that Classes 3, 4 and 5 are Impaired under the Plan and that holders of Claims in each of these Classes are therefore entitled to vote to accept or reject the Plan. ALL OTHER CLASSES OF CLAIMS AND INTERESTS ARE DEEMED TO ACCEPT OR ARE DEEMED TO REJECT THE PLAN AND, ACCORDINGLY, ARE NOT ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN. PARTIES WHO DISPUTE THE CHARACTERIZATION OF THEIR CLAIM AS BEING IMPAIRED MAY FILE AN OBJECTION TO THE PLAN CONTENDING THAT THE DEBTOR HAVE INCORRECTLY CHARACTERIZED THE CLASS.

Individual Claims and Interests Entitled to Vote.

            As long as a Claim or Interest is contained within an Impaired class of Claims or Interests, each individual holder of a Claim or Interest within such Class is entitled to vote on and receive distributions under the Plan, but only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest and such Claim or Interest has not been paid or released prior to the Effective Date.

            The Bankruptcy Code provides that the Bankruptcy Court may estimate or temporarily allow a disputed Claim for purposes of voting on the Plan. However, such an estimation or temporary allowance shall not be considered to provide the holder with an Allowed

Claim. As of the date of this Disclosure Statement, no motions for estimations or temporary allowance of Claims have been filed.

            Finally, the vote of a holder of a Claim may be disregarded if the bankruptcy court determines, after notice and a hearing, that the acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

            NOTE,  THAT  IF A CLAIM  OR  INTEREST  IS NOT AN  ALLOWED  CLAIM  OR
INTEREST,   THE  HOLDER  OF  SUCH  CLAIM  WILL  ALSO  NOT  BE  ENTITLED  TO  ANY
DISTRIBUTIONS UNDER THE PLAN.

Votes Necessary To Confirm The Plan
-----------------------------------

            Chapter 11 does not require that each individual holder of a Claim against or Interest in a Debtor accept a plan of reorganization in order for the bankruptcy court to confirm the plan. Ordinarily, if each Class of Impaired Claims and Interests accepts the plan, the plan will be confirmed. However, the plan must be accepted by at least one Class of Claims that is Impaired under the Plan, with such Class' acceptance determined without including any acceptances of the plan by insiders of the Debtors. A Class of Claims is deemed to have accepted the Plan if the Plan is accepted by Creditors in such Class who hold at least two-thirds in aggregate dollar amount and more than one-half of the number of the Claims of such Class for Creditors in such Class that have actually voted on the Plan.

            As described in Article VII above, if all Impaired Classes do not accept the Plan, the Court may confirm the Plan if the non-accepting Classes are treated in the manner required by the Bankruptcy Code. The process by which non-accepting Classes are forced to be bound by the terms of the Plan is commonly referred to as "cramdown." Generally, the Bankruptcy Code allows the Plan to be "crammed down" on non-accepting Classes of Claims if it (1) meets certain requirements of the Bankruptcy Code, (2) does not discriminate unfairly, and (3) is fair and equitable toward each Class that has not voted to accept the Plan.

Instructions Regarding Voting and/or Objections to the Plan
-----------------------------------------------------------

Voting.

            In order to simplify the voting procedures, ballots based on classifications under the Plan have been sent to all known holders of Impaired Claims and Interests under the Plan. Creditors who are entitled to vote on the Plan will find a ballot accompanying this Disclosure Statement and Plan.

            IF YOU DID NOT RECEIVE A BALLOT WITH THIS DISCLOSURE STATEMENT, IT MAY MEAN THAT YOU DO NOT HOLD A CLAIM THAT IS IMPAIRED UNDER THE PLAN. If you did not receive a Ballot for a certain Claim that you believe you hold and that you believe is also in a Class entitled to vote on the Plan, or if a ballot is damaged or lost, or if you have any questions regarding the procedures for voting on the plan, you should contact:

                             Halperin Battaglia Raicht, LLP
                             555 Madison Avenue, 9th Floor
                             New York, NY 10022
                             Tel: (212) 765-1900
                             Fax (212) 765-0964
                             Attn:    Alan D. Halperin, Esq.
                                      Robert D. Raicht, Esq.

            The Bankruptcy Court has fixed _____, 2008 as the time and date by which holders of Claims must vote to accept or reject the Plan. A holder of a Claim desiring to vote on the Plan should complete the enclosed ballot and send it to

                             Halperin Battaglia Raicht, LLP
                             555 Madison Avenue, 9th Floor
                             New York, NY 10022
                             Tel: (212) 765-1900
                             Fax (212) 765-0964
                             Attn:    Alan D. Halperin, Esq.
                                      Robert D. Raicht, Esq.

            BALLOTS MUST BE RECEIVED AT THE FOREGOING ADDRESS ON OR BEFORE 5:00 P.M. EASTERN STANDARD TIME ON ____, 2008 TO BE COUNTED IN THE VOTING. BALLOTS RECEIVED AFTER THIS TIME WILL NOT BE COUNTED IN THE VOTING UNLESS THE COURT ORDERS OTHERWISE.

            Since mail delays may occur, it is important that your ballot be mailed or delivered well in advance of the date specified above. If a ballot is signed and returned without further instruction regarding acceptance or rejection of the plan, the signed ballot shall be counted as a vote accepting the plan.

            IT IS URGED THAT YOU TO ACCEPT THE PLAN BECAUSE THE DEBTOR AND THE COMMITTEE BELIEVE IT TO BE BOTH FAIR AND EQUITABLE AND IN THE BEST INTEREST OF THE DEBTOR'S CREDITORS AND INTEREST HOLDERS.

Objections to Confirmation.

            The Debtor and the Committee will seek confirmation of the Plan at the Confirmation Hearing. Any creditor or party in interest who wishes to object to confirmation of the Plan must file a written objection on or before __, 2008 with the Clerk of the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10004 with a courtesy copy to the Chambers of the Honorable Robert E. Gerber. On or before __, 2008, a copy of the objection must also served upon (i) counsel for the Debtor; and (ii) counsel for the Committee; and (iii) Office of the United States Trustee, 33 Whitehall Street, New York, New York 10004. Any objection must be timely filed and served in order to enable the Creditor or Interest Holder filing such objection to be heard at the Confirmation Hearing.

                                      VIII.
                                   Conclusion
                                   ----------

            It is believed that the Plan offers fair treatment for all holders of Claims and Interests under the most favorable available terms, and strongly believes that the Plan should be confirmed. It is anticipated that the Confirmation of the Plan will occur in early 2008.

Dated:   New York, New York
         January 14, 2008

                                           OCEAN POWER CORPORATION

                                           By: /s/ J. Michael Hopper
                                               ---------------------------------
                                                J. Michael Hopper,
                                                Authorized Officer

Dated:   New York, New York
         January 14, 2008
                                           OFFICIAL COMMITTEE OF UNSECURED
                                           CREDITORS OF OCEAN POWER CORPORATION
                                           Debtor and Debtor-in-Possession

                                           By: /s/ Arthur Rosenberg
                                               ---------------------------------
                                                    Arthur Rosenberg,
                                                    Its Chairman

                                    Exhibit A
                  Ocean Power Corporation Disclosure Statement

                              Liquidation Analysis
                              --------------------

--------------------------------------------------------------------------------------------------------------------
Assets                 Liabilities                                     Recovery
--------------------------------------------------------------------------------------------------------------------
Cash=$225,537          DIP Facility(3)                  $0.00          DIP Facility                           100%
--------------------------------------------------------------------------------------------------------------------
                       Administrative Claims(4)      $488,687          Administrative Claims                 46.1%
--------------------------------------------------------------------------------------------------------------------
                       Priority Tax Claims(5)        $106,845          Priority Tax Claims                      0%
--------------------------------------------------------------------------------------------------------------------
                       Priority Claims(6)             $23,250          Priority Claims                          0%
--------------------------------------------------------------------------------------------------------------------
                       Unsecured Claims           $19,780,186          Unsecured Claims                         0%
--------------------------------------------------------------------------------------------------------------------
                       Existing Equity                                 Existing Equity                          0%
--------------------------------------------------------------------------------------------------------------------

                       Potential Recoveries Under the Plan
                       -----------------------------------

--------------------------------------------------------------------------------------------------------------------
Assets                 Liabilities                                     Recovery
--------------------------------------------------------------------------------------------------------------------
Cash=$725,537          DIP Facility                     $0.00          DIP Facility                           100%
--------------------------------------------------------------------------------------------------------------------
                       Administrative Claims         $488,687          Administrative Claims                  100%(7)
--------------------------------------------------------------------------------------------------------------------
                       Priority Tax Claims           $106,845          Priority Tax Claims                    100%
--------------------------------------------------------------------------------------------------------------------
                       Priority Claims                $23,250          Priority Claims                        100%
--------------------------------------------------------------------------------------------------------------------
6% New Common Stock    Unsecured Claims           $19,780,186          Unsecured Claims                 6% of NCS(8)
("NCS")
--------------------------------------------------------------------------------------------------------------------
1% of NCS              Existing Equity                                 Existing Equity                  1% of NCS(9)
--------------------------------------------------------------------------------------------------------------------

----------
(3) By order dated August 6, 2007, the obligations under the DIP Facility were satisfied by the payment of $380,000.

(4) The estimates are as of the first quarter of 2007.

(5) A portion of the asserted claims appear to be overstated. The Debtor reserves the right to object to all or a portion tax claims on any and all available grounds.

(6) Represents asserted priority wages claims subject to the statutory cap under section of the Bankruptcy Code.

(7) After giving effect to voluntary reductions by the estate's professionals.

(8) In the event the Debtor and the Committee are required to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, the NCS distributable to holders of Allowed Unsecured Claims shall be reduced from 6% to 4% of the NCS under the Plan.

(9) In the event the Debtor and the Committee are required to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, the holders of Allowed Interests shall receive no distribution of NCS under the Plan.